EXHIBIT 4

WARRANT SURRENDER AGREEMENT

This Warrant Surrender Agreement (the “Agreement”), dated as of March 3, 2026, is being delivered by Ironbound Partners Fund, LLC (the “Holder”) to Bark, Inc. (the “Company”).

WHEREAS, the Holder holds 4,558,000 warrants of the Company (the “Warrants”), where each warrant entitles the Holder to purchase one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), at a price of $11.50 per share, subject to adjustment as described in that certain warrant agreement, dated as of November 10, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

NOW, THEREFORE, the Holder agrees as follows:

1.                   Surrender and Cancellation of Warrants. The Holder acknowledges and agrees that, effective immediately upon the signing of this Agreement, automatically and without further action by any person, (i) the Holder shall be deemed to have irrevocably surrendered the Warrants for cancellation to the Company, notwithstanding any absence of physical certificates representing the Warrants, and (ii) the Warrants, and all rights and obligations of the Holder thereunder, shall terminate and be cancelled, extinguished and considered null and void for all purposes as of the date of this Agreement. For the avoidance of doubt, from and after the signing of this Agreement, the Holder disclaims and permanently relinquishes any and all rights to exercise, transfer, assign, exchange, or otherwise realize upon the Warrants or any rights arising therefrom.

2.                   No Inducements; Disclaimer of Reliance; Other Statements. The Holder acknowledges and agrees that the Company has not made any oral or written representation, inducement, promise or agreement to the Holder in connection with the surrender and cancellation of the Warrants, other than as expressly set forth in this Agreement. This Agreement relates only to the Warrants and does not waive, release or affect any other rights, claims or interests the Holder may have in any capacity other than as the holder of the Warrants. The Holder represents and acknowledges that in signing this Agreement, the Holder does not rely and has not relied upon any representation, warranty or statement made by the Company or its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. Neither the Company nor any affiliate thereof has made any oral or written representation, warranty, covenant or agreement to the Holder regarding the tax consequences of this Agreement, and the Holder has had the opportunity to consult with, or has actually consulted with, tax advisors and other counsel.

3.                   Representations of the Holder. The Holder hereby represents and warrants that the Holder has good, valid and marketable title to the Warrants, free and clear of any liens, encumbrances and claims other than related to applicable securities laws. The Holder further represents and warrants that, to its knowledge, no person or entity other than the Holder has any rights or claims whatsoever in or to the Warrants.

4.                   Further Assurances. The Holder shall, at the request of the Company or Continental Stock Transfer & Trust Company, as warrant agent, at any time from and after the date hereof execute and deliver such documents and take such action reasonably deemed by the Company or Continental Stock Transfer & Trust Company, as applicable, to be necessary to effectuate the purposes and objectives of this Agreement, including the cancellation of the Warrants.

5.                   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

6.                   Successors and Assigns. This Agreement and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the Holder and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be the Holder for all purposes hereunder.

7.                   Notices. All confirmations or administrative correspondence regarding book and record updates may be directed to the Holder by mail at Ironbound Partners Fund, LLC, c/o Paul, Weiss, Rifkind, Wharton & Garrison LLP, Attention: Benjamin Goodchild, 1285 Avenue of the Americas, New York, NY 10019, or by email to bgoodchild@paulweiss.com.

8.                   Facsimile/Electronic Signatures. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto. The Holder agrees and acknowledges that (i) the transaction consisting of this Agreement may be conducted by electronic means, (ii) it is the Holder’s intent that, if the Holder signs this Agreement using an electronic signature, it is signing, adopting and accepting this Agreement and that signing this Agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this Agreement on paper and (iii) it is being provided with an electronic or paper copy of this Agreement in a usable format.

[Signature page follows]

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IN WITNESS WHEREOF, the Holder has signed this Agreement as of the date first written above.

IRONBOUND PARTNERS FUND, LLC, as Holder

By:	/s/ Jonathan J. Ledecky
Name:	Jonathan J. Ledecky
Title:	Managing Member

Signature Page to Warrant Surrender Agreement